Exhibit 99.1

Jazz Pharmaceuticals Announces First Quarter 2025 Financial Results and Updates 2025 Financial Guidance

– Total revenues of $898 million in 1Q25 –
– Xywav® and Epidiolex® revenues grew 9% and 10% year-over-year, respectively, in 1Q25 –
– Completed submission of sNDA for Zepzelca® in 1L ES-SCLC –
– Affirming 2025 revenue guidance; updating financial guidance to reflect Chimerix acquisition and impact of certain Xyrem® antitrust litigation settlements –

DUBLIN, May 6, 2025 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the first quarter of 2025 and updated financial guidance for 2025.

“In the first quarter of 2025, our focus on commercial execution resulted in total revenues of $898 million, led by the strong performance of Xywav and Epidiolex. In addition, our team continues to receive positive feedback from healthcare providers on the launch of Ziihera® in its first approved indication of 2L HER2+ BTC. We are affirming our 2025 total revenue guidance range of $4.15 - $4.40 billion, reflecting our confidence in our commercial portfolio delivering top-line growth this year,” said Bruce Cozadd, chairman and chief executive officer, Jazz Pharmaceuticals. "We continue to make meaningful progress across our pipeline. We are pleased to report that we have submitted a supplemental New Drug Application for Zepzelca for maintenance therapy in first-line extensive-stage small cell lung cancer. In addition, we recently completed the acquisition of Chimerix, adding a near-term commercial opportunity to our late-stage pipeline that addresses a significant unmet need for patients with H3 K27M-mutant diffuse glioma, a rare, high-grade brain tumor that most commonly affects children and young adults. We also advanced multiple trials across our zanidatamab development program and expect top-line data readout from the HERIZON-GEA-01 trial in 1L GEA in the second half of 2025."

Key Highlights

•Top-line PFS data from zanidatamab in Phase 3 1L GEA expected in 2H25.
•Submitted sNDA for Zepzelca in combination with atezolizumab (Tecentriq® ) as maintenance therapy in 1L ES-SCLC based on the potentially practice-changing results from the Phase 3 IMforte trial. Data from trial to be presented at the 2025 ASCO Annual Meeting in June 2025.
•Acquisition of Chimerix added dordaviprone to late-stage pipeline, representing near-term commercial opportunity; PDUFA target data of August 18, 2025.
•Top-line growth expected in 2025; affirmed 2025 total revenue guidance of $4.15 - $4.40 billion, representing 5% growth at the midpoint.
◦Total revenue guidance is underpinned by expected continued growth of Jazz's diversified commercial portfolio.

Business Updates

Commercial Updates
Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales increased 9% to $344.8 million in 1Q25 compared to 1Q24.
•Meaningful Xywav net patient adds in 1Q25 (approximately 450 patients) with approximately 14,600 active Xywav patients exiting 1Q25, comprised of:

◦Approximately 10,375 narcolepsy patients.
◦Approximately 4,225 idiopathic hypersomnia (IH) patients, with 325 net patient adds.
•Two presentations at the American Academy of Neurology Annual Meeting provided updated results from the open-label, single-arm, Phase 4 DUET trial of adults with narcolepsy or IH. The results demonstrated statistically significant improvements from baseline to end of treatment in Epworth Sleepiness Scale (ESS) scores, reduced sleep stage shifts, increased deep sleep and reduced number of awakenings among adults with narcolepsy treated with Xywav. In adults with IH, Xywav treatment showed improvements in ESS and IH Severity Scale scores.
•Xywav is the only low-sodium oxybate, the #1 branded treatment for narcolepsy1 and the only U.S. Food and Drug Administration (FDA)-approved therapy to treat IH.

Xyrem (sodium oxybate) oral solution and high-sodium oxybate authorized generic (AG) royalties:
•Xyrem net product sales decreased 42% to $37.2 million in 1Q25 compared to 1Q24.
•Royalties from high-sodium oxybate AGs were $48.9 million in 1Q25.

Epidiolex/Epidyolex® (cannabidiol):
•Epidiolex/Epidyolex net product sales increased 10% to $217.7 million in 1Q25 compared to 1Q24.
•Outside of the U.S., Epidyolex is approved in more than 35 countries.
•Remain confident in achieving blockbuster status for Epidiolex/Epidyolex in 2025.

Rylaze®/Enrylaze® (asparaginase erwinia chrysanthemi (recombinant)-rywn):
•Rylaze/Enrylaze net product sales decreased 8% to $94.2 million in 1Q25 compared to 1Q24. This decrease was driven by headwinds from an update to Children’s Oncology Group (COG) pediatric treatment protocols for acute lymphoblastic leukemia made in mid-2024 that impacted timing of asparaginase administration.
•The impact to Rylaze net product sales due to COG protocol updates is expected to normalize during 2Q25.

Zepzelca (lurbinectedin):
•Zepzelca net product sales decreased 16% to $63.0 million in 1Q25 compared to 1Q24. This decrease was driven by increased competition in second-line (2L) small cell lung cancer (SCLC) and treatment protocol updates delaying progression in first-line (1L) limited-stage SCLC patients to the 2L setting.
•The Company submitted a supplemental New Drug Application (sNDA) for Zepzelca’s use in combination with atezolizumab as maintenance therapy in 1L extensive-stage (ES) SCLC for patients who have not progressed after induction chemotherapy.
•Potentially practice-changing data from the Phase 3 IMforte trial, which showed a statistically significant and clinically meaningful benefit in both progression-free survival (PFS) and overall survival for the Zepzelca and atezolizumab combination for ES-SCLC patients receiving this treatment in the first-line maintenance setting, was accepted for an oral presentation at the upcoming American Society of Clinical Oncology (ASCO) Annual Meeting. This is the first presentation of data from the IMforte trial.

Ziihera (zanidatamab-hrii):
•Ziihera net product sales were $2.0 million in 1Q25 following product launch in December 2024.
•On April 25, 2025, the Company announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency has adopted a positive opinion recommending the conditional marketing authorization of zanidatamab in 2L BTC (biliary tract cancer). The CHMP recommendation is being reviewed by the European Commission.

1 Based on 1Q25 Xywav net product sales.

Corporate Development
Chimerix Acquisition:
•The Company completed its acquisition of Chimerix in April 2025, adding dordaviprone to its late-stage pipeline. Dordaviprone is a novel first-in-class small molecule treatment in development for H3 K27M-mutant diffuse glioma, a rare, high-grade brain tumor that most commonly affects children and young adults.

Key Pipeline Highlights
Zanidatamab:
•The pivotal HERIZON-GEA-01 trial, evaluating zanidatamab in 1L gastroesophageal adenocarcinoma (GEA), is expected to read out in 2H25 based on the most recent assessment of progression events. Recruitment for the trial has been completed.
•New data from an ongoing Phase 2 trial of zanidatamab in combination with chemotherapy for the first-line treatment of HER2-positive metastatic GEA, including more mature overall survival data, was accepted for a rapid oral presentation at the 2025 ASCO Annual Meeting.
•The Phase 3 EmpowHER-BC-303 trial to evaluate zanidatamab plus chemotherapy or trastuzumab plus chemotherapy in patients with HER2-positive breast cancer whose disease has progressed on previous T-DXd treatment continues to enroll patients.
•The Phase 2 pan-tumor trial to evaluate HER2-positive solid tumors continues to enroll patients.

Dordaviprone:
•A New Drug Application for accelerated approval of dordaviprone in recurrent H3 K27M-mutant diffuse glioma was accepted and granted Priority Review by FDA. FDA has set a target Prescription Drug User Fee Act (PDUFA) action date of August 18, 2025.
•The ongoing Phase 3 ACTION trial is evaluating dordaviprone in newly diagnosed, non-recurrent H3 K27M-mutant diffuse glioma patients following radiation treatment, potentially extending its use into the first-line setting.
•Data on the efficacy and safety of dordaviprone from prospective clinical trials of adult and pediatric recurrent H3 K27M-mutant diffuse glioma patients was accepted for an oral presentation at the 2025 ASCO Annual Meeting.

Financial Highlights

	Three Months Ended March 31,
(In thousands, except per share amounts)	2025	2024
Total revenues	$897,841	$901,983
GAAP net loss	$(92,541)	$(14,618)
Non-GAAP adjusted net income[1]	$105,233	$178,430
GAAP loss per share	$(1.52)	$(0.23)
Non-GAAP adjusted EPS[1]	$1.68	$2.63
____________________________
1.Commencing with the first quarter of 2025, we are no longer including an adjustment for non-cash interest expense in the Company's non-GAAP adjusted financial measures and for the purposes of comparability, non-GAAP adjusted financial measures for the first quarter of 2024 have been updated to reflect this change. See “Non-GAAP Financial Measures” below.

GAAP net loss for 1Q25 was $(92.5) million, or $(1.52) per diluted share, compared to $(14.6) million, or $(0.23) per diluted share, for 1Q24.
Non-GAAP adjusted net income for 1Q25 was $105.2 million, or $1.68 per diluted share, compared to $178.4 million, or $2.63 per diluted share, for 1Q24.

The GAAP net loss and non-GAAP adjusted net income for 1Q25 included an expense of $172.0 million related to certain Xyrem antitrust litigation settlements, which impacted our GAAP and non-GAAP results by $146.3 million (net of tax of $25.7 million) or $2.38 per share on a GAAP basis and $2.34 per share on a non-GAAP adjusted basis.
Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.

Total Revenues

	Three Months Ended March 31,
(In thousands)	2025	2024
Xywav	$344,804	$315,300
Xyrem	37,241	64,232
Epidiolex/Epidyolex	217,737	198,716
Sativex	5,407	2,735
Total Neuroscience	605,189	580,983
Rylaze/Enrylaze	94,233	102,750
Zepzelca	63,033	75,100
Defitelio/defibrotide	40,662	47,676
Vyxeos	29,544	32,023
Ziihera	1,975	—
Total Oncology	229,447	257,549
Other	4,782	3,570
Product sales, net	839,418	842,102
High-sodium oxybate AG royalty revenue	48,946	49,947
Other royalty and contract revenues	9,477	9,934
Total revenues	$897,841	$901,983
Total revenues for 1Q25 were in line with 1Q24.
Total neuroscience revenue, including high-sodium oxybate AG royalty revenue, was $654.1 million in 1Q25, an increase of 4% compared to $630.9 million in 1Q24. The increase in 1Q25 was due to higher Xywav and Epidiolex/Epidyolex net product sales, partially offset by decreased Xyrem net product sales.
Oncology net product sales were $229.4 million in 1Q25, a decrease of 11% compared to $257.5 million in 1Q24. The decrease in 1Q25 was primarily due to lower net product sales of Zepzelca, Rylaze/Enrylaze and Defitelio/defibrotide. In 1Q25, Rylaze net product sales were negatively impacted due to an update to the COG pediatric treatment protocols for ALL, which impacts the timing of asparaginase administration.

Operating Expenses and Effective Tax Rate

	Three Months Ended March 31,
(In thousands, except percentages)	2025	2024
GAAP:
Cost of product sales	$104,620	$95,487
Gross margin	87.5%	88.7%
Selling, general and administrative	$514,013	$351,712
% of total revenues	57.2%	39.0%
Research and development	$180,652	$222,847
% of total revenues	20.1%	24.7%
Acquired in-process research and development	$—	$10,000
Income tax (benefit) expense[1]	$(17,812)	$11,669
Effective tax rate [1]	16.2%	(728.4)%
_________________________
1.The GAAP income tax benefit in 1Q25 related primarily to the tax impact of certain Xyrem antitrust litigation settlements. The GAAP income tax expense in 1Q24 related primarily to tax shortfalls from share-based compensation.

	Three Months Ended March 31,
(In thousands, except percentages)	2025	2024
Non-GAAP adjusted:
Cost of product sales	$69,691	$64,148
Gross margin	91.7%	92.4%
Selling, general and administrative	$472,339	$311,499
% of total revenues	52.6%	34.5%
Research and development	$159,722	$204,015
% of total revenues	17.8%	22.6%
Acquired in-process research and development	$—	$10,000
Income tax expense[1]	$36,394	$64,735
Effective tax rate[1]	25.6%	26.5%
_________________________
1.The non-GAAP income tax expense decreased in the three months ended March 31, 2025, compared to the same period in 2024, primarily due to the tax impact of certain Xyrem antitrust settlements in 1Q25.

Changes in operating expenses in 1Q25 over the prior year period are primarily due to the following:
•Cost of product sales, on a GAAP and non-GAAP adjusted basis, increased in 1Q25 compared to the same period in 2024, primarily due to changes in product mix and higher inventory provisions.
•SG&A expenses, on a GAAP and non-GAAP adjusted basis, increased in 1Q25 compared to the same period in 2024, primarily due to certain Xyrem antitrust litigation settlements of $172.0 million incurred in 1Q25.
•Research and development (R&D) expenses, on a GAAP and non-GAAP adjusted basis, decreased in 1Q25 primarily due to lower clinical study costs primarily related to zanidatamab, as a result of timing of clinical trial activities, and JZP385 (essential tremor) and JZP150 (post-traumatic stress disorder) following discontinuation of these programs.
•Acquired in-process research and development (IPR&D) in 1Q24, on a GAAP and non-GAAP adjusted basis, related to an upfront payment made in connection with our asset purchase agreement with Redx Pharma plc.

Cash Flow and Balance Sheet
As of March 31, 2025, cash, cash equivalents and investments were $2.6 billion, and the outstanding principal balance of the Company’s long-term debt was $5.4 billion. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $885.0 million. For the three months ended March 31, 2025, the Company generated $429.8 million of cash from operations reflecting strong business performance and continued financial discipline. In January 2025, the Company made a voluntary prepayment of $750.0 million principal amount on the Term Loan B. In April 2025, the Company acquired Chimerix for a total consideration of approximately $935 million, which was funded with cash and cash equivalents.

2025 Financial Guidance1
Jazz Pharmaceuticals is updating its full year 2025 financial guidance primarily to reflect the impact of the Chimerix acquisition and certain Xyrem antitrust litigation settlements.

Guidance provided as of
(In millions)	May 6, 2025	February 25, 2025
Total Revenues	$4,150 - $4,400	$4,150 - $4,400

GAAP:

(In millions, except per share amounts and percentages)	May 6, 2025	February 25, 2025
Gross margin %	88%	88%
SG&A expenses	$1,640 - $1,723	$1,404 - $1,483
R&D expenses	$835 - $895	$792 - $851
Acquired in-process research and development	$870 - $900[2]	-
Effective tax rate	0% - 10%	(5)% - 10%
Net income (loss)	$(615) - $(450)[3]	$560 - $720
Net income (loss) per diluted share	$(10.00) - $(7.50)[3]	$9.15 - $11.50
Weighted-average ordinary shares used in per share calculations	61 - 62	62 - 63
Non-GAAP:

(In millions, except per share amounts and percentages)	May 6, 2025	February 25, 2025
Gross margin %	92%[4,8]	92%
SG&A expenses	$1,470 - $1,530[5,8]	$1,250 - $1,310
R&D expenses	$760 - $810[6,8]	$720 - $770
Acquired in-process research and development	$870 - $900[2]	-
Effective tax rate	35% - 45%[7,8]	13% - 15%
Net income	$250 - $350[3,8]	$1,400 - $1,500
Net income per diluted share	$4.00 - $5.60[3,8]	$22.50 - $24.00
Weighted-average ordinary shares used in per share calculations	62 - 63	62 - 63
___________________________
1.The Company's updated financial guidance includes the anticipated results of the acquired Chimerix operations from the date of acquisition April 21, 2025.
2.Represents consideration allocated to IPR&D in the Chimerix acquisition, which the Company expects to account for as an asset acquisition. This guidance remains subject to final acquisition accounting adjustments.
3.The projected GAAP net loss and non-GAAP adjusted net income, include an acquired IPR&D expense relating to the acquisition of Chimerix of $885.0 million, at the midpoint, and certain Xyrem antitrust litigation settlements of $172.0 million, which are expected to impact the Company's GAAP and non-GAAP projected results by $1.0 billion (net of tax of $25.7 million) or $16.64 per share on a GAAP basis and $16.50 per share on a non-GAAP adjusted basis.
4.Excludes $135-$155 million of amortization of acquisition-related inventory fair value step-up, $14-$16 million of share-based compensation expense and $1 million of integration related expenses.
5.Excludes $154-$173 million of share-based compensation expense and $16-$20 million of integration related expenses.
6.Excludes $72-$81 million of share-based compensation expense and $3-$4 million of integration related expense.
7.Excludes (35)% from the GAAP effective tax rate of 0%-10% relating to the income tax effect of adjustments between GAAP net loss and non-GAAP adjusted net income, resulting in a non-GAAP adjusted effective tax rate of 35%-45%.
8.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included above and in the table titled "Reconciliation of 2025 GAAP Net Loss And Diluted LPS To Non-GAAP Adjusted Net Income and Diluted EPS Guidance" at the end of this press release.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. IST) to provide a business and financial update and discuss its 2025 first quarter results.
Audio webcast/conference call:
U.S. Dial-In Number: +1 800 715 9871
Ireland Dial-In Number: +353 1800 943 926
Additional global dial-in numbers are available here.
Passcode: 5080203

Interested parties may access the live audio webcast via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be available via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases — often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines, including leading therapies for sleep disorders and epilepsy, and a growing portfolio of cancer treatments. Our patient-focused and science-driven approach powers pioneering research and development advancements across our robust pipeline of innovative therapeutics in oncology and neuroscience. Jazz is headquartered in Dublin, Ireland with research and development laboratories, manufacturing facilities and employees in multiple countries committed to serving patients worldwide. Please visit www.jazzpharmaceuticals.com for more information.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (and the related per share measure) and its line-item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (and the related per share measure) and its line-item components exclude from GAAP reported net loss (and the related per share measure) and its line-item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments. In this regard, the components of non-GAAP adjusted net income, including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income measure.

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period, to its forward-looking guidance, and to identify operating trends in the Company’s business. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. In this regard, commencing with the first quarter of 2025, the Company is no longer including an adjustment for non-cash interest expense in the Company's non-GAAP adjusted financial measures. For purposes of comparability, non-GAAP adjusted financial measures for the first quarter of 2024 have been updated to reflect this change. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2025 financial guidance and the Company’s expectations related thereto, including with respect to anticipated catalysts; expectations that Epidiolex will achieve blockbuster status in 2025; the ability to generate growth and long-term shareholder value; anticipated benefits and expenses relating to the Company’s acquisition of Chimerix; the Company’s advancement of pipeline programs and the timing of development activities, regulatory activities and submissions related thereto; the potential for a near-term commercial launch of dordaviprone in the U.S. if approved; the potential of the ongoing Phase 3 ACTION trial to confirm clinical benefit of dordaviprone in recurrent H3 K27M-mutant diffuse glioma and extend to use in first-line patients; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof, including: top-line PFS data from a Phase 3 trial of zanidatamab in 1L GEA; and the Company’s development, regulatory and commercialization strategy; the Company’s expectations with respect to its products and product candidates and the potential of the Company’s products and product candidates and the potential regulatory path related thereto, including Zepzelca's potential to change current practice in 1L ES-SCLC; the Company’s capital allocation and corporate development strategy; the potential successful future development, manufacturing, regulatory and commercialization activities; the Company’s ability to realize the commercial potential of its products; the Company’s net product sales and goals for net product sales from new and acquired products; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection, as well as expectations with respect to exclusivity; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions; planned or anticipated regulatory submissions and filings, and the anticipated timing thereof; potential regulatory approvals; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of, and revenue from, Xywav, Rylaze and Epidiolex/Epidyolex and other marketed products; the introduction of new products into the U.S. market that compete with, or otherwise disrupt the market for the Company's products and product candidates; effectively launching and commercializing the Company’s other products and product candidates; the successful completion of development and regulatory activities with respect to the Company’s product candidates, obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; geopolitical events, including international tariffs and trade restrictions and the conflict between Russia and Ukraine and related sanctions; macroeconomic conditions, including global financial markets, rising interest rates and inflation and recent and potential banking disruptions; regulatory initiatives and changes in tax laws; market volatility; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection and exclusivity for its products and product candidates; the ability of the parties to obtain court approval of certain Xyrem class action settlement agreements and the risk that the Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur, including in connection with certain Xyrem class action settlement agreements, and the risk that the Company is unable to reach settlement agreements with other Xyrem antitrust plaintiffs that are not party to certain Xyrem class action settlement agreements; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and consummating corporate development transactions, financing these transactions and successfully integrating acquired product candidates, products and businesses, including Chimerix and the acquired product candidate dordaviprone; the Company’s ability to realize the anticipated benefits of its corporate development transactions and its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources; the Company’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; fluctuations in the market price and trading volume of the Company's ordinary shares; the timing and availability of alternative investment opportunities; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals' Securities and Exchange Commission filings and reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and future filings and reports by the Company, including the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. Other risks and uncertainties of which the Company is not currently aware may also affect the Company's forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues:
Product sales, net	$839,418	$842,102
Royalties and contract revenues	58,423	59,881
Total revenues	897,841	901,983
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	104,620	95,487
Selling, general and administrative	514,013	351,712
Research and development	180,652	222,847
Intangible asset amortization	154,448	155,730
Acquired in-process research and development	—	10,000
Total operating expenses	953,733	835,776
Income (loss) from operations	(55,892)	66,207
Interest expense, net	(53,706)	(66,116)
Foreign exchange loss	(213)	(1,693)
Loss before income tax (benefit) expense and equity in loss of investees	(109,811)	(1,602)
Income tax (benefit) expense	(17,812)	11,669
Equity in loss of investees	542	1,347
Net loss	$(92,541)	$(14,618)

Net loss per ordinary share:
Basic and diluted	$(1.52)	$(0.23)
Weighted-average ordinary shares used in per share calculations - basic and diluted	60,979	62,537

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,861,946	$2,412,864
Investments	710,000	580,000
Accounts receivable, net of allowances	652,992	716,765
Inventories	492,776	480,445
Prepaid expenses	150,280	177,411
Other current assets	259,823	261,543
Total current assets	4,127,817	4,629,028
Property, plant and equipment, net	178,869	173,413
Operating lease assets	49,181	53,582
Intangible assets, net	4,718,158	4,755,695
Goodwill	1,760,045	1,716,323
Deferred tax assets, net	575,097	560,245
Deferred financing costs	8,999	9,489
Other non-current assets	116,516	114,482
Total assets	$11,534,682	$12,012,257
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95,930	$77,869
Accrued liabilities	1,063,918	910,947
Current portion of long-term debt	31,000	31,000
Income taxes payable	31,762	18,757
Total current liabilities	1,222,610	1,038,573
Long-term debt, less current portion	5,336,481	6,077,640
Operating lease liabilities, less current portion	38,780	38,938
Deferred tax liabilities, net	670,801	676,736
Other non-current liabilities	91,119	86,614
Total shareholders’ equity	4,174,891	4,093,756
Total liabilities and shareholders’ equity	$11,534,682	$12,012,257

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net cash provided by operating activities	$429,784	$267,229
Net cash used in investing activities	(168,931)	(271,904)
Net cash used in financing activities	(813,466)	(56,552)
Effect of exchange rates on cash and cash equivalents	1,695	(1,698)
Net decrease in cash and cash equivalents	$(550,918)	$(62,925)

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2025		2024
	Net Income (Loss)	Diluted EPS/(LPS)[1]	Net Income (Loss)	Diluted EPS/(LPS)[1]
GAAP reported	$(92,541)	$(1.52)	$(14,618)	$(0.23)
Intangible asset amortization	154,448	2.47	155,730	2.23
Share-based compensation expense	67,653	1.08	61,441	0.88
Acquisition accounting inventory fair value step-up	29,880	0.48	28,943	0.41
Income tax effect of above adjustments	(54,207)	(0.87)	(53,066)	(0.75)
Effect of potentially dilutive ordinary shares on non-GAAP adjusted EPS[1]	—	0.04	—	0.09
Non-GAAP adjusted	$105,233	$1.68	$178,430	$2.63
Weighted-average ordinary shares used in diluted per share calculations - GAAP[1]	60,979		62,537
Dilutive effect of employee equity incentive and purchase plans[1]	1,564		788
Dilutive effect of the 2026 Notes[1]	—		6,418
Weighted-average ordinary shares used in diluted per share calculations - non-GAAP[1]	62,543		69,743
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Potentially dilutive ordinary shares from Jazz's employee equity incentive and purchase plans were excluded from the calculation of diluted loss per ordinary share, or LPS, on a GAAP basis, for the three months ended March 31, 2025 and March 31, 2024 because their effect would have been anti-dilutive. Diluted earnings per ordinary share, or EPS, was calculated using the "if-converted" method in relation to the 2.000% exchangeable senior notes due 2026, or the 2026 Notes. In July 2024, we made the irrevocable election to net share settle the 2026 Notes. As a result, the assumed issuance of ordinary shares upon exchange of the 2026 Notes has only been included in the calculation of diluted EPS, on a non-GAAP adjusted basis, in the three months ended March 31, 2024. The potential issue of ordinary shares upon exchange of the 2026 Notes was anti-dilutive and had no impact on GAAP reported LPS for the three months ended March 31, 2024.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE THREE MONTHS ENDED MARCH 31, 2025
(In thousands, except percentages)
(Unaudited)

	Three months ended March 31, 2025
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax (benefit) expense	Effective tax rate
GAAP Reported	$104,620	87.5%	$514,013	$180,652	$154,448	$53,706	$(17,812)	16.2%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(154,448)	—	—	—
Share-based compensation expense	(5,049)	0.6	(41,674)	(20,930)	—	—	—	—
Acquisition accounting inventory fair value step-up	(29,880)	3.6	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	54,206	9.4
Total of non-GAAP adjustments	(34,929)	4.2	(41,674)	(20,930)	(154,448)	—	54,206	9.4
Non-GAAP Adjusted	$69,691	91.7%	$472,339	$159,722	$—	$53,706	$36,394	25.6%

	Three months ended March 31, 2024
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense	Effective tax rate
GAAP Reported	$95,487	88.7%	$351,712	$222,847	$155,730	$10,000	$66,116	$11,669	(728.4)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(155,730)	—	—	—	—
Share-based compensation expense	(2,396)	0.3	(40,213)	(18,832)	—	—	—	—	—
Acquisition accounting inventory fair value step-up	(28,943)	3.4	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	53,066	754.9
Total of non-GAAP adjustments	(31,339)	3.7	(40,213)	(18,832)	(155,730)	—	—	53,066	754.9
Non-GAAP Adjusted	$64,148	92.4%	$311,499	$204,015	$—	$10,000	$66,116	$64,735	26.5%

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF 2025 GAAP NET LOSS AND DILUTED LPS TO NON-GAAP ADJUSTED NET INCOME AND DILUTED EPS GUIDANCE
(In millions, except per share amounts)
(Unaudited)

	Net Income (Loss)	Diluted EPS/(LPS)
GAAP	$(615) - $(450)	$(10.00) - $(7.50)
Intangible asset amortization	610 - 660	9.70 - 10.60
Share-based compensation expense	240 - 270	3.80 - 4.35
Acquisition accounting inventory fair value step-up	135 - 155	2.15 - 2.50
Integration related expense	20 - 25	0.30 - 0.40
Income tax effect of above adjustments	(215) - (235)	(3.40) - (3.75)
Effect of potentially dilutive ordinary shares on non-GAAP adjusted EPS	-	0.15
Non-GAAP adjusted	$250 - $350	$4.00 - $5.60

Weighted-average ordinary shares used in per share calculations - GAAP	61 - 62
Weighted-average ordinary shares used in per share calculations - non-GAAP	62 - 63

The Company's 2025 financial guidance includes the anticipated results of the acquired Chimerix operations from the date of acquisition April 21, 2025 and an acquired IPR&D expense as a result of the Company's expected accounting treatment of Chimerix as an asset acquisition. This guidance remains subject to final acquisition accounting.

Contacts:

Investors:
Jeff Macdonald
Executive Director, Investor Relations
Jazz Pharmaceuticals plc
InvestorInfo@jazzpharma.com
Ireland +353 1 634 3211
U.S. +1 650 496 2717

Media:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948